As filed with the Securities and Exchange Commission on October 22, 2021

Registration No. 333-254963

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

RETAIL PROPERTIES OF AMERICA, INC.

(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation or organization)

42-1579325
(I.R.S. Employer Identification Number)

c/o Kite Realty Group Trust

30 S. Meridian Street

Suite 1100

Indianapolis, IN 46204

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John A. Kite

Chairman of the Board and Chief Executive Officer

Kite Realty Group Trust

30 S. Meridian Street

Suite 1100

Indianapolis, IN 46204

(317) 577-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to Form S-3 relates to the Registration Statement on Form S-3 (File No. 333-254963) (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission on April 1, 2021 by Retail Properties of America, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“RPAI” or the “Registrant”), pertaining to the registration of an unspecified amount of shares of Class A common stock, shares of preferred stock, depositary shares, debt securities, warrants, stock purchase contracts and units.

On October 22, 2021, pursuant to the Agreement and Plan of Merger, dated as of July 18, 2021, by and among Kite Realty Group Trust, a Maryland real estate investment trust (“Kite Realty”), KRG Oak, LLC, a Maryland limited liability company and a wholly owned subsidiary of Kite Realty (“Merger Sub”), and RPAI, Kite Realty and RPAI combined through a merger of RPAI with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Kite Realty (the “Merger”). Immediately following the closing of the Merger, Merger Sub merged with and into Kite Realty Group, L.P., the operating partnership of Kite Realty (“Kite Realty Operating Partnership”), so that all of the assets of Kite Realty continue to be owned at or below the Kite Realty Operating Partnership level (together with the Merger, the “Mergers”).

As a result of the Mergers, RPAI has terminated all offerings of its securities pursuant to existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration all of the securities registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on October 22, 2021.

KITE REALTY GROUP, L.P. (as successor by merger to Retail Properties of America, Inc.)

By:	Kite Realty Group Trust, its sole general partner

By	/s/ HEATH R. FEAR
Heath R. Fear
Executive Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933.